INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of BE Aerospace, Inc. Non-Employee Directors Deferred Stock Plan on Form S-8 of our report dated April 7, 2000, appearing in the Annual Report on Form 10-K of BE Aerospace, Inc. for the year ended February 26, 2000, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Costa Mesa, California
November 10, 2000